Exhibit 99.(14)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Directors

The Target Portfolio Trust and Prudential World Fund, Inc.

We consent to the use of our reports, dated September 16, 2016, with respect to the statement of assets and liabilities of Target International Equity Portfolio, a series of the Target Portfolio Trust, and, dated December 15, 2016, with respect to the statement of assets and liabilities of Prudential Jennison International Opportunities Fund, a series of Prudential World Fund, Inc., including the schedules of investments, as of July 31, 2016 and October 31, 2016, respectively, and the related statements of operations for each the respective years then ended, the statements of changes in net assets for each of the years in the respective two-year periods then ended, and financial highlights for each of the years or periods in the respective five-year periods then ended, incorporated by reference herein.  We also consent to the references to our firm under the heading “Miscellaneous - Independent Registered Public Accounting Firm” in the prospectus/proxy statement.

New York, New York

July 19, 2017